Exhibit 99.5

ROSEHILL RESOURCES INC.

LONG-TERM INCENTIVE PLAN

INDUCEMENT PERFORMANCE SHARE UNIT GRANT NOTICE

THIS INDUCEMENT PERFORMANCE SHARE UNIT GRANT NOTICE (“Grant Notice”) is made between Rosehill Resources Inc. (the “Company”) and the individual listed below (“you” or the “Participant”). Participant has entered into an Employment Agreement with the Company, dated February 22, 2019 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, the Committee desires to make an award of Performance Share Units (“PSUs”) to Participant, representing an “employment inducement award” under NASDAQ Rule 5635(c)(4). Accordingly, this award of PSUs is not being made pursuant to the Amended and Restated Rosehill Resources Inc. Long-Term Incentive Plan (as it may be amended, restated, supplemented or otherwise modified, the “Plan”) attached hereto as Exhibit A; provided, however, that, unless inconsistent with the express terms of this Grant Notice, the Performance Share Unit Agreement attached hereto as Exhibit B (the “Agreement”), or the Performance Share Unit Vesting Criteria and Methodology attached hereto as Exhibit C (together, the “PSU Inducement Agreements”), the PSU Inducement Agreements shall be administered, consistent with the provisions of the Plan, the terms of which are incorporated to the Agreement by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	David French

Date of Grant:	May 14, 2019 (“Date of Grant”)

Target Number of Performance Share Units:	210,997 (“Target Number of PSUs”)

Vesting Schedule:	Subject to the terms and conditions of the Agreement and the other terms and conditions set forth herein, except as otherwise expressly provided in Section 2 of the Agreement, a portion of the Target Number of PSUs shall vest and become earned in accordance with Exhibit B; provided, however, that the PSUs will vest and become earned, and Stock will become issuable with respect to the PSUs under the circumstances enumerated in Exhibit B only if you remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through the end of the Performance Period (as defined below). The portion of the Target Number of PSUs actually earned upon satisfaction of the foregoing requirements is referred to herein as the “Earned PSUs.” The period over which the Company’s performance will be measured for purposes of applying the methodology set forth in Exhibit B shall be from January 1, 2018 to December 31, 2020 (the “Performance Period”).

By clicking to accept, you agree to be bound by the terms and conditions of the PSU Inducement Agreements. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the PSU Inducement Agreements. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the PSU Inducement Agreements.

In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.

You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.

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2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

ROSEHILL RESOURCES INC.

By:
Title:	Senior Vice President and Chief
Financial Officer
Name:	R. Craig Owen

SIGNATURE PAGE TO

PERFORMANCE SHARE UNIT GRANT NOTICE

EXHIBIT A

Rosehill Resources Inc. Long-Term Incentive Plan

[SEE ATTACHED]

Exhibit A-1

EXHIBIT B

INDUCEMENT PERFORMANCE SHARE UNIT AGREEMENT

This Inducement Performance Share Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Rosehill Resources Inc., a Delaware corporation (the “Company”), and David French (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Target Number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice and this Agreement. It is understood that the grant of such PSUs is not made pursuant to the Plan; provided, however, that, unless inconsistent with the express terms of the Grant Notice and this Agreement, this Agreement shall be construed, and the PSUs shall be administered, consistent with the provisions of the Plan, the terms of which are incorporated herein by reference. This Agreement is subject to the terms of the Employment Agreement. To the extent there is any conflict between the terms of this Agreement and the Employment Agreement, the Employment Agreement shall control. To the extent earned, each PSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice and this Agreement; provided, however, that, depending on the level of performance attained with respect to the applicable performance criteria, as provided in the Grant Notice, the number of shares of Stock that may be earned hereunder in respect of this Award may range from 0% to 200% of the Target Number of PSUs. Unless and until the PSUs have become Earned PSUs in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting of PSUs.

(a) Except as otherwise provided in this Section 2, the PSUs shall vest and become Earned PSUs in accordance with the vesting schedule set forth in the Grant Notice based on the level of performance attainment with respect to the applicable performance criteria provided in the Grant Notice, which shall be determined by the Committee in its sole discretion following the end of the Performance Period (and any PSUs that do not become Earned PSUs shall be automatically forfeited). Unless and until the PSUs have become Earned PSUs in accordance with the preceding sentence, the Participant will have no right to receive any dividends or other distributions with respect to the PSUs. In the event of the termination of the Participant’s employment prior to the end of the Performance Period (but after giving effect to any accelerated vesting pursuant to this Section 2), all PSUs that have not become Earned PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice.

Exhibit B-1

(b) Notwithstanding anything to the contrary in Section 2(a), if the PSUs are assumed, exchanged, substituted or otherwise continued following a Change in Control, then, in the event that, during the 24-month period immediately following such Change in Control and prior to the time all the PSUs have become Earned PSUs or have been forfeited, the Participant’s employment with the Company, an Affiliate or any acquiring or surviving entity or other successor in interest, as applicable, is terminated by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below), then, so long as the Participant remained continuously employed by the Company, an Affiliate or such acquiring or surviving entity or other successor in interest, as applicable, from the Date of Grant through the date of such termination and provided that the Participant timely executes (and does not revoke within any time provided to do so) a release of claims in a form acceptable to the Committee, effective as of the date of such termination, the Target Number of PSUs shall automatically vest and become Earned PSUs without any further action by the Committee, the Company, any Affiliate or any other person and will be settled in accordance with the terms of this Agreement; provided, however, that, in the event a Change in Control occurs prior to the time all the PSUs have become Earned PSUs or have been forfeited and the PSUs are not assumed exchanged, substituted or otherwise continued following such Change in Control, then, so long as the Participant remains continuously employed by the Company or any Affiliate from the Date of Grant through the date of such Change in Control, upon the consummation of such Change in Control, the Target Number of PSUs shall automatically vest and become Earned PSUs without any further action by the Committee, the Company, any Affiliate or any other person and will be settled in accordance with the terms of this Agreement.

For purposes of this Agreement, “Cause” shall mean: (i) the Participant’s material breach of this Agreement or any other written agreement between the Participant and the Company or an Affiliate, including the Participant’s breach of any material representation, warranty or covenant made under any such agreement, or the Participant’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (ii) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (iii) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the Participant’s willful failure or refusal, other than due to disability, to perform the Participant’s obligations pursuant to this Agreement, any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (iv) of this definition are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured thirty (30) days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.

For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in the Participant’s base salary (other than an across-the-board reduction that affects similarly situated employees in substantially the same proportion as the Participant) or authority, duties and responsibilities with the Company or an Affiliate; provided, however, that if the Participant is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company, an Affiliate or any other entity in which a the Company or an Affiliate holds an equity interest, in no event shall the removal of the Participant as an officer or board member, regardless of the reason for such removal, constitute Good Reason; (ii) a material breach by the Company of any of its covenants or obligations under this Agreement; or (iii) the relocation of the geographic location of the Participant’s principal place of employment by more than 75 miles from the location of the Participant’s principal place of employment as of the date of this Agreement. Notwithstanding the foregoing provisions of this definition or any other provision of this Agreement to the contrary, any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clause (i), (ii) or (iii) of this definition giving rise to such termination must have arisen without the Participant’s consent; (B) the Participant must provide written notice to the Company of the existence of such condition(s) within 30 days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (D) the date of the termination of the Participant’s employment with the Company or an Affiliate, as applicable, must occur within 60 days after the initial existence of the condition(s) specified in such notice.

(c) Notwithstanding anything to contrary in Section 2(a), upon the termination of Participant’s employment with the Company or an Affiliate due to the Participant’s Disability (as defined below) or death, the Target Number of PSUs shall automatically vest and become Earned PSUs without any further action by the Committee, the Company, any Affiliate or any other person and will be settled in accordance with the terms of this Agreement.

For purposes of this Agreement, “Disability” means “disability” (or a word of like import) as defined under any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, or, in the absence of such an agreement or definition, a Disability shall exist if the Participant is unable to perform the essential functions of the Participant’s position (after accounting for any reasonable accommodation, if applicable and required by law), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days in any 12-month period, whether or not consecutive. The determination of whether the Participant has incurred a Disability shall be made in good faith by the Company.

(d) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.

3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Participant’s PSUs that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such PSUs vest and become earned in accordance with Section 2. For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4. Settlement of PSUs. As soon as administratively practicable following the Committee’s certification of the level of attainment of the performance criteria applicable to the PSUs for the Performance Period, but in no event later than 60 days following the end of the Performance Period, the Company shall deliver to the Participant either a number of shares of Stock equal to the number of PSUs that become Earned PSUs as of such date or, if determined by the Board in its sole discretion, an equivalent amount of cash. If a PSU is paid in cash, the amount of cash paid with respect to an Earned PSU shall equal the Fair Market Value of a share of Stock on the day immediately preceding the payment date. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. In the event that a fractional portion of a PSU is earned hereunder (a “Fractional PSU”) based on the terms set forth in Section 2, such Fractional PSU shall instead remain unvested until the final vesting date provided in the Grant Notice; provided, however, that if a subsequent Fractional PSU is earned hereunder prior to the final vesting date for the PSUs and such Fractional PSU taken together with a previous Fractional PSU that remained unearned would equal a whole PSU, then such Fractional PSUs shall become earned to the extent such Fractional PSUs together equal a whole PSU. Upon the final vesting date, the value of any remaining Fractional PSUs shall be rounded up to the nearest whole PSU. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents or, if permitted by the Committee in its sole discretion, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

6. Non-Transferability. None of the PSUs, the Dividend Equivalents or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.

7. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

8. Legends. If a stock certificate is issued with respect to shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

9. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in this Agreement.

10. Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to Earned PSUs.

11. No Right to Continued Employment or Awards. Nothing in the award of the PSUs pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company or any Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant, the Company, any Affiliate, or other entity for any reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Rosehill Resources Inc.

Attn: Legal Department

16200 Park Row, Suite 300

Houston, Texas 77084

(b) If to the Participant, to the address for the Participant indicated on the signature page to the Grant Notice (as such address may be updated by the Participant providing written notice to such effect to the Company).

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

13. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

14. Entire Agreement; Amendment. This Agreement and the Grant Notice constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner; provided, however, that except as otherwise provided in this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.

17. Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

18. Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

19. Headings. Headings are for convenience only and are not deemed to be part of this Agreement.

20. Section 409A. Notwithstanding anything herein to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the PSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

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EXHIBIT C

Performance Share Unit Vesting Criteria and Methodology

This Exhibit C to the Grant Notice contains the performance requirements and methodology applicable to the PSUs. Subject to the terms and conditions set forth in the Plan, the Agreement and the Grant Notice, the portion of the Target Number of PSUs, if any, that become Earned PSUs during the Performance Period will be determined in accordance with this Exhibit C. Capitalized terms used but not defined herein or in the Grant Notice shall have the same meaning assigned to them in the Agreement or the Plan.

A. Performance Criteria

The performance criteria for the PSUs is relative total shareholder return (“Relative TSR”), which measures the Company’s TSR (as defined below) as compared to the TSR of the following companies (the “Peer Group”) over period from January 1, 2018 through December 31, 2020 (the “Performance Period”):

• Callon Petroleum	• Gastar Exploration, Inc.	• Laredo Petroleum Inc.
• Carrizo Energy	• Halcon Resources Corporation	• Lilis Energy, Inc.
• Diamondback Energy	• Jagged Peak Energy Inc.	• Resolute Energy Corporation
• Eclipse Resources Corporation

If during the Performance Period any member of the Peer Group is acquired or ceases to exist by reason of such member’s bankruptcy or such member is delisted and ceases to be traded on a national securities exchange (i.e., Nasdaq or NYSE), then, unless otherwise determined by the Committee, such member shall remain in the Peer Group and its performance shall be utilized in the Relative TSR calculation, using a zero percent total shareholder return from the date of such member’s bankruptcy, delisting or cessation of trading on a national securities exchange through the end of the Performance Period.

For the avoidance of doubt, a member of the Peer Group that acquires another company or enters into bankruptcy but, in each case, continues to exist and be continuously publicly traded on a national securities exchange, shall remain in the Peer Group and its performance shall be utilized in the Relative TSR calculation.

Total shareholder return (“TSR”) shall be calculated as the change in stock price plus dividends paid over the Performance Period, assuming that the dividends were reinvested in the applicable company. The stock price at the beginning of the Performance Period will be calculated using the relevant company’s 20 trading-day average closing stock price leading up to January 1, 2018. The stock price at the end of the Performance Period will be calculated using the relevant company’s 20 trading-day average closing stock price leading up to December 31, 2020.

Exhibit C-1

B. Threshold(s)

No later than 60 days following the end of the Performance Period, the Committee shall certify the Company’s Relative TSR for the Performance Period and, based on the performance so certified, the PSUs shall become Earned PSUs, as follows:

Relative TSR Performance Ranking	Performance (Percentile Rank vs. Peers)	Percentage of the Target Number of PSUs Earned
1	100%	200%
2	90%	175%
3	80%	150%
4	70%	125%
5	60%	100%
6	50%	75%
7	40%	50%
8	30%	0%
9	20%	0%
10	10%	0%
11	0%	0%

For purposes of clarity, the PSUs shall be forfeited in their entirety if the Company’s Relative TSR Performance Ranking is less than 7 (or the Company’s Percentile Rank vs. Peers is less than 40%).

Notwithstanding anything to the contrary herein, in the event the Company’s absolute TSR for the Performance Period is negative, then, regardless of the Company’s Relative TSR Performance Ranking for the Performance Period, the percentage of the Target Number of PSUs that become Earned PSUs, as determined in accordance with the chart and methodology above, shall be multiplied by 50% and such reduced number of PSUs shall become Earned PSUs and all PSUs that do not become Earned PSUs (and all rights arising from such PSUs and from being a holder thereof) after giving effect to this sentence will terminate automatically without any further action by the Company and will be forfeited without consideration or notice.

C. Additional Factors or Information Regarding Performance Vesting Methodology

Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit C shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

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C-2